Exhibit 3.3

CERTIFICATE OF CORRECTION

OF

MONOGRAM RESIDENTIAL TRUST, INC.

Monogram Residential Trust, Inc. (f/k/a Behringer Harvard Multifamily REIT I, Inc.), a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The title of the document being corrected is Articles Supplementary, Behringer Harvard Multifamily REIT I, Inc., Series A Non-Participating, Voting, Cumulative, Convertible 7.0% Preferred Stock ($0.0001 Par Value) (the “Series A Preferred Articles Supplementary”).

SECOND:  The sole party to the Series A Preferred Articles Supplementary is the Corporation.

THIRD:  The Series A Preferred Articles Supplementary were filed with the SDAT on July 31, 2013.

FOURTH:

The second sentence of Section 6(c)(i) of the Series A Preferred Articles Supplementary as previously filed reads as follows:

The foregoing notwithstanding, the Required Holders may elect to convert the Series A Preferred Stock into Common Stock as contemplated by clause (iii) of Section 6(a) at any time prior to December 31, 2016 by delivering written notice to the Company pursuant to Section 6(f), and the Measurement Period with respect to such conversion shall begin on the Trading Day following the date of conversion, unless the Required Holders designate a different date as the beginning of the Measurement Period pursuant to Section 6(f)(ii); the Conversion Common Stock Value shall be calculated as contemplated by clause (ii) of Section 9(d), rather than as contemplated by clause (i) of Section 9(d), except that the beginning of the Measurement Period shall be the date contemplated by this Section 6(c)(i).

Section 6(f)(i) of the Series A Preferred Articles Supplementary as previously filed reads as follows:

(i)            Conversion of the Series A Preferred Stock upon election of the Required Holders pursuant to Section 6(a)(iii) or as contemplated by the second sentence of Section 6(c) shall be effected by delivery to the Company by the Required Holders of a written notice stating the election of such holders to convert the Series A Preferred Stock. In the event the notice shall specify any name other than that of a record holder, the notice shall be accompanied by documents confirming ownership, reflecting compliance with the securities laws and, if applicable, payment of all transfer taxes payable upon issuance of the shares of Common Stock in such name.  Other than such taxes, the Company shall pay any and all issuance and other taxes (excluding taxes based on income) that may be payable with respect to the issuance and/or delivery of shares of Common Stock on conversion of Series A Preferred Stock.  As promptly as practicable, but in no event more than 15 days, after receipt by the Company of the written notice of conversion from the Required Holders, the Company shall deliver notice of conversion of the Series A Preferred Stock to all holders thereof.  As promptly as practicable, but in no event more than 5 Business Days after receipt by the Company of the written notice of conversion from the Required Holders or (as applicable) within 5 Business Days after the completion of any required appraisal or Measurement Period as contemplated by the second sentence of Section 6(c), the Company shall deliver or cause to be delivered the number of validly issued, fully paid and non-assessable whole shares (that is, any fraction of a share a holder would otherwise be entitled to receive shall be rounded up to the nearest whole share) of Common Stock to which each record holder or other recipient shall be entitled pursuant to Section 6(b) or (as applicable) the second sentence of Section 6(c)(i) hereof.

The last sentence of Section 6(g)(iii) of the Series A Preferred Articles Supplementary as previously filed reads as follows:

The Board shall promptly notify in writing each such holder of Series A Preferred Stock of the results of each reevaluation of the applicable Adverse REIT Status Determination. Prior to the Alternate Conversion of all shares of Series A Preferred Stock that remain outstanding pursuant to Section 6(g)(ii), the provisions hereof (including in the event of any Change of Control or Fundamental Changes that occurs after a Triggering Event but before Alternative Conversion) shall continue to apply.

Section 9(j) of the Series A Preferred Articles Supplementary as previously filed reads as follows:

(j)            “Current Common Stock Value” shall mean Conversion Common Stock Value, provided, however, that, for purposes of determining Current Common Stock Value, Estimated Per Share Value as referenced in clause (i) of Section 9(d) shall be calculated assuming the conversion of all shares of Series A Preferred Stock outstanding immediately prior to such Triggering Event and assuming the net asset value is not decreased by the Liquidation Preference referred to in Section 3.

FIFTH:  The second sentence of Section 6(c)(i) of the Series A Preferred Articles Supplementary as corrected shall read as follows:

The foregoing notwithstanding, the Required Holders may elect to convert the Series A Preferred Stock into Common Stock as contemplated by clause (iii) of Section 6(a) at any time prior to December 31, 2016 by delivering written notice to the Company pursuant to Section 6(f), and the Measurement Period with respect to such conversion shall begin on the Trading Day following the date of conversion, unless the Required Holders designate a different date as the beginning of the Measurement Period pursuant to Section 6(f)(ii); the Conversion Common Stock Value shall be calculated as contemplated by clause (ii) of Section 9(g), rather than as contemplated by clause (i) of Section 9(g), except that the beginning of the Measurement Period shall be the date contemplated by this Section 6(c)(i).

Section 6(f)(i) of the Series A Preferred Articles Supplementary as corrected shall read as follows:

(i)            Conversion of the Series A Preferred Stock upon election of the Required Holders pursuant to Section 6(a)(iii) or as contemplated by the second sentence of Section 6(c)(i) shall be effected by delivery to the Company by the Required Holders of a written notice stating the election of such holders to convert the Series A Preferred Stock. In the event the notice shall specify any name other than that of a record holder, the notice shall be accompanied by documents confirming ownership, reflecting compliance with the securities laws and, if applicable, payment of all transfer taxes payable upon issuance of the shares of Common Stock in such name.  Other than such taxes, the Company shall pay any and all issuance and other taxes (excluding taxes based on income) that may be payable with respect to the issuance and/or delivery of shares of Common Stock on conversion of Series A Preferred Stock.  As promptly as practicable, but in no event more than 15 days, after receipt by the Company of the written notice of conversion from the Required Holders, the Company shall deliver notice of conversion of the Series A Preferred Stock to all holders thereof.  As promptly as practicable, but in no event more than 5 Business Days after receipt by the Company of the written notice of conversion from the Required Holders or (as applicable) within 5 Business Days after the completion of any required appraisal or Measurement Period as contemplated by the second sentence of Section 6(c)(i), the Company shall deliver or cause to be delivered the number of validly issued, fully paid and non-assessable whole shares (that is, any fraction of a share a holder would otherwise be entitled to receive shall be rounded up to the nearest whole share) of Common Stock to which each record holder or other recipient shall be entitled pursuant to Section 6(b) or (as applicable) the second sentence of Section 6(c)(i) hereof.

The last sentence of Section 6(g)(iii) of the Series A Preferred Articles Supplementary as corrected shall read as follows:

The Board shall promptly notify in writing each such holder of Series A Preferred Stock of the results of each reevaluation of the applicable Adverse REIT Status Determination. Prior to the Alternate Conversion of all shares of Series A Preferred Stock that remain outstanding pursuant to Section 6(g)(ii), the provisions hereof (including in the event of any Change of Control Transaction or Fundamental Changes that occurs after a Triggering Event but before Alternative Conversion) shall continue to apply.

Section 9(j) of the Series A Preferred Articles Supplementary as corrected shall read as follows:

(j)            “Current Common Stock Value” shall mean Conversion Common Stock Value, provided, however, that, for purposes of determining Current Common Stock Value, Estimated Per Share Value as referenced in clause (i) of Section 9(g) shall be calculated assuming the conversion of all shares of Series A Preferred Stock outstanding immediately prior to such Triggering Event and assuming the net asset value is not decreased by the Liquidation Preference referred to in Section 3.

SIXTH:  The undersigned President acknowledges these Articles of Correction to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Monogram Residential Trust, Inc., has caused the foregoing Certificate of Correction to be signed in its name and on its behalf by its President and attested to by its Secretary on this 30th day of June, 2014.

MONOGRAM RESIDENTIAL TRUST, INC.

By:	/s/ Mark T. Alfieri
Mark T. Alfieri
President

ATTEST:

By:	/s/ Daniel J. Rosenberg
Daniel J. Rosenberg
Secretary